Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
May 5, 2020	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Record Earnings for the First Quarter of 2020

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, May 5, 2020) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK), a bank holding company serving 24 communities across Kansas, reported net earnings of $3.4 million ($0.73 per diluted share) for the quarter ended March 31, 2020, compared to $2.2 million ($0.47 per diluted share) for the first quarter of 2019. Return on average assets was 1.35% during the first quarter of 2020, compared to 0.91% in the same period of 2019. Return on average equity was 12.21% in the first quarter of 2020, compared to 9.52% in the same period of 2019. Management will host a conference call to discuss these results at 10:00 a.m. (Central time) on Wednesday, May 6, 2020. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through June 6, 2020, by dialing (877) 344-7529 and using conference number 10142792.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid June 10, 2020, to common stockholders of record as of the close of business on May 27, 2020.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented, “While the year 2020 began economically strong, the Coronavirus Disease 2019 (COVID-19) pandemic has moved the economy to its current unprecedented state of uncertainty. As part of Landmark’s pandemic response plan, and with the safety and well-being of our customers and associates foremost in our mind, we have limited public access to our bank lobbies. We have many associates working from home, and we have enhanced safety precautions for those that remain in our bank facilities. To ensure we are meeting customer needs, we have repositioned associates to support our customer care center, handling increased volumes of customer questions and supporting customer access to our digital banking platforms. Additionally, we are suspending foreclosure proceedings, offering fee waivers and providing relief through loan modification programs to help our customers who are affected by the COVID-19 pandemic. We have similarly repositioned internal resources to provide our commercial customers access to funding through the Small Business Administration’s new Paycheck Protection Program. As of April 30, 2020, we assisted 739 customers in securing approximately $123.6 million of funding, with an average loan size of $167,000. We believe Landmark’s risk management practices, liquidity and capital strength continue to position us well to meet the financial needs of families and businesses across Kansas during this unprecedented time.”

Mr. Scheopner continued, “We are pleased to report that Landmark achieved record results for the first quarter of 2020. Our net earnings of $3.4 million were favorably impacted by $1.8 million of gains on sales of investment securities as we strategically liquidated our higher-coupon mortgage-backed investment securities based on market conditions. During the first quarter of 2020, we recorded a $1.2 million provision for loan losses, primarily as a result of the estimated negative economic impact of COVID-19 on our loan portfolio. Our community banking relationships across Kansas generated strong growth in core earnings as we delivered loan growth of 4.0% in the first three months of 2020, driving a 12.6% increase in net interest income, which was partially offset by higher non-interest expense. Net interest margin improved by 26 basis points as the proportion of loans in our asset mix increased.

First Quarter 2020 Financial Highlights

Net interest income was $8.1 million for the three months ended March 31, 2020, an increase of $906,000, or 12.6%, from the first quarter of 2019. The increase was primarily the result of a 3.3% increase in average interest-earning assets, from $883.0 million in the first quarter of 2019 to $912.4 million in the first quarter of 2020. Average loan balances in the first quarter of 2020 increased $55.2 million, or 11.2%, compared to the same period of 2019. Growth in loans as a proportion of the asset mix also contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.41% in the first quarter of 2019 to 3.67% in the same period of 2020. Landmark recorded a provision for loan losses of $1.2 million during the first quarter of 2020, compared to $200,000 during the same period of 2019. The increase in the provision for loan losses reflects our best estimate of the future economic environment, considering the effects of COVID-19. As the economic outlook evolves and our pandemic-related loss experience develops, we will adjust our allowance for credit losses and provisioning accordingly.

Total non-interest income was $5.4 million in the first quarter of 2020, compared to $3.3 million in the same period of 2019. The increase in non-interest income was primarily due to $1.8 million of gains on sales of investment securities as approximately $44 million of mortgage-backed investment securities were sold during the first quarter of 2020. Landmark sold higher-coupon mortgage-backed investment securities after comparing the market prices to the risks of accelerating prepayment speeds. Also contributing to the increase in non-interest income was an increase of $273,000 in fees and service charges, primarily due to higher fee income on deposit accounts.

Non-interest expense totaled $8.1 million for the first quarter of 2020, an increase of $379,000, or 4.9%, from the first quarter of 2019. The increase in non-interest expense was primarily due to an increase of $439,000 in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Landmark recorded income tax expense of $785,000 in the first quarter of 2020 compared to $341,000 in the same period of 2019. The effective tax rate increased from 13.5% in the first quarter of 2019 to 18.9% in the first quarter of 2020, primarily due to an increase in earnings before income taxes, while tax-exempt income declined over the comparable periods.

Balance Sheet Highlights

Total assets decreased $9.4 million, or 0.9%, to $989.1 million at March 31, 2020, from $998.5 million at December 31, 2019. The decrease in total assets was the result of a decline in investment securities of $48.3 million, or 13.2%, to $317.8 million at March 31, 2020, from $366.1 million at December 31, 2019. Net loans increased $21.5 million, or 4.1%, to $553.7 million at March 31, 2020, compared to $532.2 million at year-end 2019. Deposits decreased $4.5 million, or 0.6%, to $830.5 million at March 31, 2020, compared to $835.0 million at December 31, 2019. Federal Home Loan Bank and other borrowings decreased $11.3 million, or 26.9%, to $30.9 million at March 31, 2020, compared to $42.2 million at December 31, 2019. Stockholders’ equity increased to $111.1 million (book value of $24.64 per share) at March 31, 2020, from $108.6 million (book value of $23.62 per share) at December 31, 2019, primarily as a result of net earnings and an increase in the fair value of our available-for-sale investment securities. Landmark repurchased $2.0 million of shares of its outstanding stock during the first quarter of 2020. The ratio of equity to total assets increased to 11.24% at March 31, 2020, from 10.88% at year-end 2019.

The allowance for loan losses totaled $7.5 million, or 1.33% of gross loans outstanding, at March 31, 2020, compared to $6.5 million, or 1.20% of gross loans outstanding, at December 31, 2019. The increase in the allowance for loan losses during the first quarter of 2020 was primarily due to the projected economic impact of COVID-19 on the loan portfolio. Non-performing loans increased to $7.6 million, or 1.35% of gross loans, at March 31, 2020, from $5.5 million, or 1.03% of gross loans, at year-end 2019. Delinquent loans decreased to $2.7 million, or 0.48% of gross loans, at March 31, 2020, from $3.4 million, or 0.64% of gross loans, at December 31, 2019. Landmark recorded net loan charge-offs of $188,000 during the first quarter of 2020, compared to $27,000 during the same period of 2019.

COVID-19 Update

As of March 31, 2020, Landmark had 12 loan modifications on outstanding loan balances of $8.4 million in connection with the COVID-19 pandemic. These modifications consisted of payment deferrals that were less than 180 days and applied to either the full loan payment or just the principal component. As of April 30, 2020, there were 111 COVID-19-related loan modifications on loan balances of $43.5 million. Consistent with regulatory guidance, the Company also entered into short-term forbearance plans and short-term repayment plans on three one-to-four family residential mortgage loans totaling $682,000 as of March 31, 2020. As of April 30, 2020, these forbearances increased to 12 loans totaling $1.6 million.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economy; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes in benchmark interest rates, including the elimination of LIBOR; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of CECL; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; and (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties.. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	March 31,	December 31,
	2020	2019
ASSETS:
Cash and cash equivalents	$28,782	$13,694
Investment securities	317,833	366,107
Loans, net	553,736	532,180
Loans held for sale	9,753	8,497
Premises and equipment, net	20,991	21,133
Bank owned life insurance	24,963	24,809
Goodwill	17,532	17,532
Other intangible assets, net	2,764	2,829
Other assets	12,720	11,684
TOTAL ASSETS	$989,074	$998,465

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$830,480	$835,048
Federal Home Loan Bank and other borrowings	30,853	42,199
Other liabilities	16,607	12,611
Total liabilities	877,940	889,858
Stockholders’ equity	111,134	108,607
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$989,074	$998,465

LOANS (unaudited):

One-to-four family residential real estate	$148,994	$146,505
Construction and land	24,657	22,459
Commercial real estate	141,712	133,501
Commercial	121,271	109,612
Agriculture	96,120	98,558
Municipal	2,628	2,656
Consumer	25,662	25,101
Net deferred loan costs and loans in process	171	255
Allowance for loan losses	(7,479)	(6,467)
Loans, net	$553,736	$532,180

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$7,560	$5,546
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	570	290
Total non-performing assets	$8,130	$5,836

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.48%	0.64%
Total non-performing loans to gross loans outstanding	1.35%	1.03%
Total non-performing assets to total assets	0.82%	0.58%
Allowance for loan losses to gross loans outstanding	1.33%	1.20%
Allowance for loan losses to total non-performing loans	98.93%	116.61%
Equity to total assets	11.24%	10.88%
Book value per share	$24.64	$23.62

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2020	2019
Interest income:
Loans	$7,126	$6,461
Investment securities and other	2,192	2,423
Total interest income	9,318	8,884

Interest expense:
Deposits	983	1,331
Borrowed funds	233	357
Total interest expense	1,216	1,688

Net interest income	8,102	7,196
Provision for loan losses	1,200	200
Net interest income after provision for loan losses	6,902	6,996

Non-interest income:
Fees and service charges	1,962	1,689
Gains on sales of loans, net	1,193	1,120
Bank owned life insurance	154	159
Gains on sales of investment securities, net	1,770	-
Other	274	288
Total non-interest income	5,353	3,256

Non-interest expense:
Compensation and benefits	4,582	4,143
Occupancy and equipment	1,079	1,062
Data processing	425	414
Amortization of intangibles	277	264
Professional fees	363	396
Advertising	150	166
Federal deposit insurance premiums	38	68
Foreclosure and real estate owned expense	25	41
Other	1,168	1,174
Total non-interest expense	8,107	7,728

Earnings before income taxes	4,148	2,524
Income tax expense	785	341
Net earnings	$3,363	$2,183

Net earnings per share (1)
Basic	$0.73	$0.47
Diluted	0.73	0.47

Shares outstanding at end of period (1)	4,509,395	4,590,722

Weighted average common shares outstanding - basic (1)	4,579,592	4,590,722
Weighted average common shares outstanding - diluted (1)	4,597,803	4,605,608

OTHER DATA (unaudited):

Return on average assets (2)	1.35%	0.91%
Return on average equity (2)	12.21%	9.52%
Net interest margin (2)(3)	3.67%	3.41%

(1) Share and per share values at or for the period ended March 31, 2019 have been adjusted to give effect to the 5% stock dividend paid during December 2019.

(2) Information for the three months ended March 31 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.